Exhibit (a)(5)(P)

February 17, 2004

FOR IMMEDIATE RELEASE

Starwood Responds to Misleading Statements of Kalmia Investors, LLC
— Questions Kalmia’s Recently Announced Plans —
— Urges Unitholders to Tender into Starwood’s $735 per Unit Offer —
— Starwood’s Offer Scheduled to Expire on Friday, February 20, 2004 —

WHITE PLAINS, N.Y. –– February 17, 2004 –– Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) today responded to misleading statements made by Kalmia Investors, LLC, a holder of units of limited partnership interest in the partnership that owns the Westin Michigan Avenue Hotel in Chicago. Starwood also stated that it questioned certain statements made last week by Kalmia that appear inconsistent with statements made by Kalmia in connection with its recently expired tender offer.

Starwood stated that it believes that Kalmia’s statements are a transparent attempt to disrupt Starwood’s own tender offer for the partnership’s units at a purchase price of $735 per unit in cash, which is $10 more per unit than the price in Kalmia’s recently expired tender offer. Starwood is also soliciting consents to proposals that would expedite the transfer of units in Starwood’s offer and Starwood’s ability to promptly effect a back-end merger.

Starwood encourages unitholders not to be swayed by Kalmia’s misleading statements and to tender their units and consent to the proposals promptly. Starwood’s offer and consent solicitation are scheduled to expire at 5:00 p.m., Eastern time, on Friday, February 20, 2004 (the “Expiration Date”), and Starwood does not intend to further extend the offer period or increase its offer price.

Starwood Responds to Misleading Statements By Kalmia Investors, LLC

Starwood noted that on February 13, 2004 Kalmia filed with the SEC and apparently mailed to unitholders a letter in which Kalmia referred to “obvious conflicts of interest” between Starwood and the general partner of the partnership and Kalmia’s “belief that the present General Partner is breaching its fiduciary duty to the Unitholders by failing to maximize the Unitholders’ value.” Starwood stated that it believes these statements by Kalmia are self-serving and misleading.

As Starwood and the partnership have repeatedly disclosed in SEC filings and as Starwood has made clear in letters to unitholders, Starwood and the partnership have taken a number of steps to minimize or eliminate any conflict of interest between Starwood and the partnership’s general partner in connection with Starwood’s tender offer and consent solicitation and competing transactions. Although the general partner is a wholly owned subsidiary of Starwood, Starwood believes that the actions of the general partner in connection with the tender offers by Starwood,

1111 Westchester Avenue, White Plains, New York, 10604-3500	T 914.640.1800	F 914.640.8250

February 17, 2004

Kalmia and other parties demonstrate the independence of the general partner in connection with these matters.

Starwood noted the following as indicative of the independence of the partnership for purposes of its pending tender offer and consent solicitation as well as the recent tender offers by Kalmia and others:

•	The partnership adopted a neutral position regarding Starwood’s initial offer (the same position the partnership took with respect to Kalmia’s three tender offers and the tender offer by Windy City Investments LLC); Houlihan Lokey Howard & Zukin Financial Advisors, Inc., the partnership’s independent financial advisor, opined that Starwood’s initial offer was not fair to unitholders and the general partner refused to meet with Starwood to discuss its offer;

•	The partnership has retained Houlihan Lokey as its independent financial advisor to evaluate Starwood’s offer as well as competing offers and a leading international law firm as its legal counsel to provide independent legal advice regarding these matters;

•	Starwood instituted an information screen between the people at Starwood who are involved in its offer and the directors of the general partner to prevent the unintended exchange of information between Starwood and the partnership regarding Starwood’s offer and competing offers;

•	Neither Starwood nor the general partner has prevented any other party from making a competing offer for the partnership or the Westin Michigan Avenue Hotel and there are no legal or structural impediments to such an offer. Anyone is free to make a competing offer at a higher price for either the partnership or the hotel, yet no one has. While Kalmia has criticized Starwood’s offers, the only offers by Kalmia were at lower prices;

•	In its Schedule 14D-9 filed with respect to Starwood’s initial offer and amended $700 and $735 per unit offers, the general partner disclosed its intention to implement a discretionary 40% transfer limitation contained in the partnership agreement in connection with Starwood’s offer. In the event that units exceeding the 40% threshold are tendered to Starwood, Starwood has repeatedly stated that it does not intend to exercise control over the general partner’s consideration of whether to implement the 40% limitation. Instead, Starwood has structured its offer on the assumption that the general partner will implement the 40% limitation as it has stated; and

•	The general partner has assisted Kalmia in its most recent offer by urging Kalmia to make changes to its offer, even though such changes would be directly against Starwood’s interest. Specifically, on January 19, 2004, counsel to the board of directors of the general partner sent a letter to Kalmia’s counsel urging Kalmia to commit to a back-end merger or to seek consents to render the transfer restrictions in the partnership agreement inapplicable to Kalmia’s offer.

Starwood also questioned Kalmia’s belief that an auction of the Westin Michigan Avenue Hotel and a liquidation of the partnership will result in a higher value for the unitholders than Starwood’s $735

February 17, 2004

per unit offer. In particular, Starwood emphasized that, as the partnership noted in a recent SEC filing, the fact that the partnership is essentially up for sale is well known in the real estate investment community. Sophisticated investors know they can submit a bid for either the units or the Westin Michigan Avenue Hotel itself, yet no offer superior to Starwood’s offer has been made.

Starwood Questions Kalmia’s Recent Statements Regarding Its Plans For the Partnership

In its offer to purchase, dated January 8, 2004, as amended, Kalmia repeatedly stated that:

•	Kalmia was making the offer “as a speculative investment based upon [its] continued belief that the Units represent an attractive investment at the price offered”; and

•	Kalmia had “no current plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Partnership, the sale or transfer of any material amount of assets of the Partnership, any material change in the capitalization or dividend policy of the Partnership or any other material change in the Partnership’s company structure or business.” Kalmia indicated, however, that it was evaluating whether to call for a vote of the limited partners to remove the general partner and reserved its right to change its plans and intentions.

However, on February 13, 2004, just three days after Kalmia announced that its tender offer had expired, Kalmia apparently mailed a letter to unitholders and issued a press release, both of which it filed with the SEC on that date, in which it stated that “after much consideration,” Kalmia “intend[s] in the near future to call for a vote by the Unitholders to”:

•	Remove the present general partner and replace it with a new general partner; and

•	Instruct the new general partner to auction the Westin Michigan Avenue Hotel and to conduct an orderly liquidation of the partnership.

Starwood stated that it is not aware of any significant external events between the time of the expiration of Kalmia’s tender offer on February 9, 2004 and Kalmia’s letter to unitholders and press release dated February 13, 2004, that could explain Kalmia’s abrupt reversal of its plans regarding its investment in the units and the partnership. Starwood stated that Kalmia’s abrupt about face was at best significantly misleading to unitholders and the investing public and was at worst a potential violation of the federal securities laws. In addition, Starwood noted that Kalmia has not provided any support for its belief that an auction of the Westin Michigan Avenue Hotel will result in a higher value for the unitholders.

Starwood Urges Unitholders to Tender Their Units and Deliver Their Consents

Starwood stated its belief that if unitholders do not tender in Starwood’s offer and consent to the related proposals, they may not have another opportunity to receive such a substantial premium for their units. Starwood urged unitholders to tender their units and consent to the proposals after consulting with their tax, legal and other advisors. In considering Starwood’s offer and consent solicitation, Starwood encouraged unitholders to consider the following:

February 17, 2004

•	Starwood’s offer is at a premium over prior offers. Starwood’s $735 per unit offer represents a $10 premium over the most recent offer by Kalmia and at least a $150 per unit premium over other recent offers for units. Starwood’s offer provides unitholders with short-term liquidity at this substantial premium;

•	The partnership’s independent financial advisor deemed Starwood’s offer to be fair. Although the general partner remained neutral regarding Starwood’s $735 per unit offer price, the partnership’s independent financial advisor rendered an opinion included in the partnership’s amended Schedule14D-9 relating to Starwood’s offer to the effect that, as of the date of the opinion, and based upon and subject to the considerations and limitations set forth therein, Starwood’s $735 per unit offer price was fair to a limited partner from a financial point of view;

•	Starwood’s offer provides unitholders with a prompt way to receive cash for their units. Starwood will pay unitholders for units tendered in its offer promptly after the expiration of the offer except that (i) in limited circumstances described in Starwood’s press release dated February 4, 2004, Starwood may delay payment for up to 10% of the tendered units until the partnership recognizes the transfers of those units to Starwood and (ii) Starwood will not accept for payment units that cannot validly and effectively be transferred to Starwood under the partnership agreement. In contrast, Kalmia has stated that it expects to delay payment for all units accepted in its offer until at least March 31, 2004;

•	The market for the units is limited. Because the units are thinly traded, if unitholders do not tender their units in Starwood’s offer they may not otherwise be able to sell them at an attractive price; and

•	The partnership’s financial results have been uneven. Although the partnership’s financial results have generally improved during the past year, those results have been uneven, due in large part to weakness during the year in the overall Chicago hotel market, and particularly the convention segment of the market, compared to other major United States cities with comparable hotel and convention dynamics.

How to Accept Starwood’s Offer

Unitholders who wish to tender their units to Starwood in its offer and receive the $735 per unit offer price must complete the Agreement of Assignment and Transfer previously sent to unitholders and deliver it to the Depositary, American Stock Transfer & Trust Company, by facsimile (718-234-5001) or by mail, hand or other delivery (59 Maiden Lane, New York, NY 10038) on or before the Expiration Date. For the Agreement of Assignment and Transfer, both a medallion signature guarantee and the original document are necessary. However, a tender by facsimile will be accepted if the original is subsequently mailed to the Depositary.

February 17, 2004

How to Consent to Starwood’s Proposals

Limited partners who wish to consent to any or all of the proposals in the related consent solicitation must deliver their Consent Form to the Depositary at the address listed above on or before the Expiration Date. The limited partner’s signature is all that is needed; no medallion signature guarantee is necessary on the Consent Form.

Whom to Call with Questions

Unitholders who have any questions about Starwood’s offer and/or consent solicitation, need help or would like additional copies of the Offer to Purchase and Solicitation Statement, the Supplement thereto, the Agreement of Assignment and Transfer, the Consent Form or the other documents disseminated to unitholders should contact D.F. King & Co., Starwood’s Information Agent, at (888) 605-1957.

STARWOOD STRONGLY ADVISES ALL PARTNERSHIP UNITHOLDERS TO READ THE OFFER TO PURCHASE AND SOLICITATION STATEMENT, THE SUPPLEMENT TO THE OFFER TO PURCHASE AND SOLICITATION STATEMENT, THE AGREEMENT OF ASSIGNMENT AND TRANSFER AND THE CONSENT FORM THAT STARWOOD MAILED TO ALL UNITHOLDERS AND FILED WITH THE SEC, AS WELL AS ALL AMENDMENTS TO ITS SCHEDULE TO AND SCHEDULE 14A THAT HAVE BEEN FILED WITH THE SEC.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO PURCHASE ANY UNITS, THE SOLICITATION OF AN OFFER TO SELL ANY UNITS, THE SOLICITATION OF THE CONSENT OF ANY LIMITED PARTNER OR A RECOMMENDATION TO ANY UNITHOLDER TO TAKE ANY ACTION WITH RESPECT TO ANY OFFER. THE SOLICITATION AND OFFER TO BUY UNITS OF THE PARTNERSHIP AND THE SOLICITATION OF UNITHOLDER CONSENTS ARE BEING MADE PURSUANT TO THE OFFER TO PURCHASE AND SOLICITATION STATEMENT, THE SUPPLEMENT TO THE OFFER TO PURCHASE AND SOLICITATION STATEMENT, THE AGREEMENT OF ASSIGNMENT AND TRANSFER, THE CONSENT FORM AND RELATED MATERIALS THAT STARWOOD HAS SENT TO UNITHOLDERS AND FILED WITH THE SEC. STARWOOD STRONGLY ADVISES ALL UNITHOLDERS TO READ THE OFFER TO PURCHASE AND SOLICITATION STATEMENT AND THE SUPPLEMENT TO THE OFFER TO PURCHASE AND SOLICITATION STATEMENT CAREFULLY BECAUSE THESE MATERIALS CONTAIN IMPORTANT INFORMATION, INCLUDING RISK FACTORS AND THE TERMS AND CONDITIONS OF THE OFFER AND THE CONSENT SOLICITATION. UNITHOLDERS MAY OBTAIN COPIES OF THE OFFER TO PURCHASE AND SOLICITATION STATEMENT AND THE SUPPLEMENT TO THE OFFER TO PURCHASE AND SOLICITATION STATEMENT AND RELATED MATERIALS FOR FREE FROM THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM THE INFORMATION AGENT, D.F. KING & CO., AT (888) 605-1957 (TOLL-FREE). INFORMATION RELATING TO THE PARTICIPANTS IN THE PROXY SOLICITATION IS CONTAINED IN THE OFFER TO PURCHASE AND SOLICITATION STATEMENT.

February 17, 2004

Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with more than 740 properties in more than 80 countries and 105,000 employees at its owned and managed properties. With internationally renowned brands, Starwood is a fully integrated owner, operator and franchiser of hotels and resorts, including: St. Regis®, The Luxury Collection®, Sheraton®, Westin®, Four Points® by Sheraton, W® brands, as well as Starwood Vacation Ownership, Inc., one of the premier developers and operators of high quality vacation interval ownership resorts. For more information, please visit www.starwood.com.

(Note: This press release contains forward-looking statements within the meaning of federal securities regulations. Forward-looking statements are not guarantees of future performance or actions and involve risks and uncertainties and other factors that may cause actual results or actions to differ materially from those anticipated at the time the forward-looking statements are made. Starwood undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.)

CONTACT:	Starwood Hotels & Resorts
Allison Reid, (914) 640-8514

SOURCE:	Starwood Hotels & Resorts Worldwide, Inc.